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                                                                     EXHIBIT 2.2

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                       of

                         CALIFORNIA WATER SERVICE GROUP

                           (a California corporation)

                                      into

                      CALIFORNIA WATER SERVICE GROUP, INC.

                            (a Delaware corporation)


It is hereby certified that:

        1. California Water Service Group (hereinafter called the "corporation") is a corporation of the State of California, the laws of which permit a merger of a corporation of that jurisdiction with a corporation of another jurisdiction.

        2. The corporation, as the owner of all the outstanding shares of stock of California Water Service Group, Inc., hereby merges itself into California Water Service Group, Inc., a corporation of the State of Delaware.

        3. The following is a copy of the resolutions adopted on the 18th day of November 1998, by the Board of Directors of the corporation to merge the corporation into California Water Service Group, Inc.:

                RESOLVED that the corporation be reincorporated in the State of Delaware by merging itself into California Water Service Group, Inc. pursuant to the laws of the State of California and the State of Delaware as hereinafter provided, so that the separate existence of the corporation shall cease as soon as the merger shall become effective, and thereupon the corporation and California Water Service Group, Inc. will become a single corporation, which shall continue to exist under, and be governed by, the laws of the State of Delaware.

                RESOLVED that the terms and conditions of the proposed merger are as follows:


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                (a) From and after the effective time of the merger, all of the estate, property, rights, privileges, powers, and franchises of the corporation shall become vested in and be held by California Water Service Group, Inc. as fully and entirely and without change or diminution as the same were before held and enjoyed by the corporation and California Water Service Group, Inc. shall assume all of the obligations of the corporation.

                (b) Each share of common stock, $0.01 par value, of the corporation which shall be issued and outstanding immediately prior to the effective time of the merger shall be converted into one issued and outstanding share of common stock, $0.01 par value, of California Water Service Group, Inc., and, from and after the effective time of the merger, the holders of all of said issued and outstanding shares of common stock of the corporation shall automatically be and become holders of shares of California Water Service Group, Inc. upon the basis above specified, whether or not certificates representing said shares are then issued and delivered. Each share of Series "C" preferred stock, $25 par value, of the corporation which shall be issued and outstanding immediately prior to the effective time of the merger shall be converted into one issued and outstanding share of Series "C" preferred stock, $25 par value, of California Water Service Group, Inc., and, from and after the effective time of the merger, the holders of all of said issued and outstanding shares of Series "C" preferred stock of the corporation shall automatically be and become holders of shares of California Water Service Group, Inc. upon the basis above specified, whether or not certificates representing said shares are then issued and delivered.

                (c) After the effective time of the merger, each holder of record of any outstanding certificate or certificates theretofore representing common or Series "C" preferred stock of the corporation may surrender the same to California Water Service Group, Inc. at its office in San Jose, California and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing an equal number of shares of common or Series "C" preferred stock of California Water Service Group, Inc. Until so surrendered, each outstanding certificate which prior to the effective time of the merger represented one or more shares of common or Series "C" preferred stock of the corporation shall be


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                deemed for all corporate purposes to evidence ownership of an equal number of shares of common or Series "C" preferred stock to California Water Service Group, Inc.

                (d) From and after the effective time of the merger, the Certificate of Incorporation and the Bylaws of California Water Service Group, Inc. shall be the Certificate of Incorporation and the Bylaws of California Water Service Group, Inc. as in effect immediately prior to such effective time, except that the name of the surviving corporation shall be changed from California Water Service Group, Inc. to California Water Service Group. The total assets of the surviving corporation are not less than $10,000,000.

                (e) The members of the Board of Directors and officers of California Water Service Group, Inc. shall be the members of the Board of Directors and the corresponding officers of the California Water Service Group, Inc. immediately before the effective time of the merger.

                (f) From and after the effective time of the merger, the assets and liabilities of the corporation and of California Water Service Group, Inc. shall be entered on the books of California Water Service Group, Inc. at the amounts at which they shall be carried at such time on the respective books of the corporation and of California Water Service Group, Inc., subject to such inter-corporate adjustments or eliminations, if any, as may be required to give effect to the merger; and, subject to such action as may be taken by the Board of Directors of California Water Service Group, Inc., in accordance with generally accepted accounting principles, the capital and surplus of California Water Service Group, Inc. shall be equal to the capital and surplus of the corporation and of California Water Service Group, Inc.

                RESOLVED that, in the event that the proposed merger shall not be terminated, the proper officers of the corporation be and they hereby are authorized and directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge itself into California Water Service Group, Inc. and the date of adoption thereof, and to cause the same to be filed and recorded as provided by law, and to do all acts and things whatsoever, within the States of California and Delaware in any other appropriate jurisdiction, necessary or proper to effect this merger.


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        4. The proposed merger herein certified has been adopted, approved, certified, executed, and acknowledged by California Water Service Group in accordance with the laws under which it is organized.

Dated: September 21, 1999


                                            CALIFORNIA WATER SERVICE GROUP

                                            By: /s/ Paul G. Ekstrom
                                               ---------------------------------
                                               Paul G. Ekstrom, Secretary